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                        CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Registration Statement of First Nationwide Holdings Inc. on Form S-1 related to the offering of 10 5/8% Senior Subordinated Exchange Notes Due 2003 of our report, which includes an explanatory paragraph referring to a change in method of accounting for income taxes and postretirement health benefits in 1992, dated May 10, 1994, on our audits of the financial statements of the Acquired Business. We also consent to the reference of our firm under the caption "Experts."


                                       /s/ Coopers & Lybrand LLP

San Francisco, California
January 31, 1997